Exhibit (h)(4)(o)
April 18, 2011
Effective as of January 1, 2011
PACIFIC LIFE FUNDS
Re: Sub-Administration and Accounting Services Fee Waiver
Dear Sir or Madam:
     BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) (“BNY Mellon”) agrees to waive certain fees under the Sub-Administration and Accounting Services Agreement dated August 1, 2001 among Pacific Life Funds (the “Fund”), Pacific Life Insurance Company (“Pacific Life”), and BNY Mellon, as amended from time to time, as follows: for the portfolios listed on Exhibit A attached hereto (each a “Portfolio”), BNY Mellon will waive 50% of its monthly flat fees for the first six months of operations for administration and accounting services (excluding asset based fees, multiple class fees, miscellaneous fees and out-of-pocket expenses) to the extent these fees are applicable. Asset based fees, multiple class fees, miscellaneous fees and out-of-pocket expenses will be billed as incurred.
     With respect to the Fund’s Portfolios listed on Exhibit A attached hereto, BNY Mellon will waive 25% of its monthly flat fees for administration and accounting services for the second six months of operations (excluding asset based fees, multiple class fees, miscellaneous fees and out-of-pocket expenses). Asset based fees, multiple class fees, miscellaneous fees and out-of-pocket expenses will be billed as incurred.
     Beginning in the thirteenth month of operations and for each month thereafter, BNY Mellon will charge 100% of its monthly flat fees.
     For clarity, this waiver applies solely to those Portfolios listed on Exhibit A attached hereto. For all other Portfolios not listed on Exhibit A, the full monthly flat fees for administration and accounting services will apply.
BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt

Name:	Jay F Nusblatt
Title:	Managing Director

Agreed and Accepted:

PACIFIC LIFE INSURANCE COMPANY		PACIFIC LIFE FUNDS (formerly Pacific Funds)

By:	/s/ Howard T. Hirakawa	By:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa	Name:	Howard T. Hirakawa
Title:	Vice President	Title:	Vice President

By:	/s/ Jane M. Guon	By:	/s/ Jane M. Guon

Name:	Jane M. Guon	Name:	Jane M. Guon
Title:	VP & Secretary	Title:	VP & Secretary

EXHIBIT A
List of Portfolios
PL Income Fund